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                                                                    Exhibit 10.4

                               A G R E E M E N T


         THIS AGREEMENT, made and entered into this 15TH day of March 1990 by and between OEA, INC., a Delaware corporation with its principal offices at 34501 East Quincy Avenue, Denver, Colorado 80210 (hereinafter called "OEA"), and CHARLES B. KAFADAR of 9463 Pinyon Trail, Littleton, Colorado 80124 (hereinafter called "KAFADAR");

                             W I T N E S S E T H:

         WHEREAS, KAFADAR is the President, Chief Operating Officer, and a prime moving force of OEA; and

         WHEREAS, under the management and direction of KAFADAR and due in great part to his efforts and sacrifices, OEA has developed and expanded its business to where it is now the recognized leader in its field throughout the United States; and

         WHEREAS, the Board of Directors of OEA has considered the value of the payments to be made to KAFADAR upon his retirement against previous compensation paid to KAFADAR, the value and quality of all services rendered and to be rendered by him, the success of OEA due to the efforts and sacrifices of KAFADAR, his reputation, experience, qualifications and background in the fields involving OEA's business, the corporate policies of OEA both past and present, and the unique and highly technical nature of the business of OEA, and has arrived at the conclusions herein evidenced; and

         WHEREAS, OEA desires to retain the services of KAFADAR, realizing that the loss of his services would result in substantial financial losses to OEA; and

         WHEREAS, KAFADAR is desirous of continuing his employment with OEA on the terms and conditions hereinafter set out; and

         NOW, THEREFORE, in consideration of the promises of the parties hereinafter contained, it is agreed as follows:

         1.       PREAMBLE.

                  The preamble hereto is made a part hereof by this reference.

         2.       EMPLOYMENT.

                  OEA hereby employs KAFADAR as its President and its Chief Operating Officer for the term hereinafter set forth, to serve in such capacity and to perform the duties required of the President and Chief Operating Officer, and such additional duties as may be assigned to him from time to time by the Board of Directors (such services are hereinafter referred to as "Executive Employment").

         KAFADAR agrees to accept such employment and agrees that he will serve OEA under the direction of the Board of Directors faithfully, diligently, competently and to the best of his ability, and further agrees that during the period of Executive Employment he shall devote full time thereto.

         During the period of his Executive Employment hereunder, KAFADAR agrees to serve as an officer or director of any of OEA's subsidiaries without additional compensation, and during the period of his Retirement, as hereinafter defined, KAFADAR agrees to serve as a director of any of OEA's subsidiaries without additional compensation. The duties which may be assigned by the Board of Directors shall not be inconsistent with the position and title KAFADAR shall hold in performing any duties hereunder. KAFADAR shall report directly to the Board of Directors of OEA through the Chairman of the Board.

         3.       TERM.

                  The term of KAFADAR's Executive Employment shall be from the date hereof to the date upon which his executive employment is terminated.

                  The term of KAFADAR's Retirement shall be from the date of commencement thereof, as set forth in Section 5 hereto, to the date of KAFADAR's death.

         4.       EXECUTIVE COMPENSATION.

                  During the period of KAFADAR's Executive Employment, OEA shall pay to KAFADAR as Executive Compensation an amount equal to the base salary presently being paid to him, plus bonus or additional compensation, all as the Board of Directors shall determine from time to time, but in no event without KAFADAR's permission shall such compensation be less than the base salary
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presently established and being paid to KAFADAR.

         5.      RETIREMENT.

                 At any time following the date of this Agreement that KAFADAR's Executive Employment and Executive Compensation is or becomes terminated pursuant to Sections 7 or 8 hereunder, but not otherwise, KAFADAR's Retirement shall commence, and KAFADAR shall be entitled to receive Retirement Compensation as defined and provided for herein.

                 KAFADAR shall not, during his period of Retirement, directly or indirectly enter into the employ of, or advise, or otherwise assist, any other person, firm or corporation which is engaged in business competitive with that of OEA, and shall not himself engage in any such business on his own account or for the account of others.

         6.      RETIREMENT COMPENSATION.

                 (a) During KAFADAR's lifetime after termination of his Executive Employment and Executive Compensation pursuant to Section 8 hereunder, but not otherwise, OEA shall pay to KAFADAR annually as Retirement Compensation an amount equal to seventy percent (70%) of the average of the last three (3) full years' total compensation paid to him by OEA (as reflected on KAFADAR's W-2 reporting forms), reduced by:

                           (1) One-half (1/2) of KAFADAR's primary Social
Security benefit as and when received; and

                           (2) KAFADAR's net benefits from the OEA Employees'
Profit Sharing Plan and the OEA Employees' Pension Plan, amortized over a ten
(10) year period, but excluding any contributions made by KAFADAR to OEA's
Section 401K Salary Reduction Plan; and

                           (3) KAFADAR's net income from any other qualified
pension, thrift plan, stock bonus or other qualified form of benefit or retirement plan which may be adopted by OEA or any of its subsidiaries, and from which plan KAFADAR receives benefits.

Such amounts shall be determined at an annual rate, and shall be payable to KAFADAR in the same manner and at the same time that payments of compensation are made to other executives of OEA, unless otherwise agreed upon between OEA and KAFADAR.

                 (b) In the event of KAFADAR's death while still engaged in Executive Employment and prior to his reaching the age of fifty-five (55), leaving his wife, Ursula Kafadar, surviving him, OEA will pay to her for a period of ten (10) years, or until her death, whichever is the shorter period, an amount equal to fifty percent (50%) of the average of the last three (3) full years' total compensation paid to KAFADAR by OEA (as reflected on KAFADAR's W-2 reporting forms), reduced by:

                         (1) One-half (1/2) of Ursula Kafadar's social security
benefit as and when received; and,

                         (2) The net benefits from KAFADAR's OEA Employees'
Profit Sharing Plan and the OEA Employees' Pension Plan, irrespective of the identity of the designated beneficiaries, amortized over a ten (10) year period, but excluding any contributions made by KAFADAR to OEA's Section 401K Salary Reduction Plans; and

                         (3) The net income from KAFADAR's account in any other
qualified pension, thrift plan, stock bonus or other qualified form of benefit or retirement plan which may be adopted by OEA or any of its subsidiaries, and from which plan any beneficiary designated by KAFADAR receives benefits.

Such amounts shall be determined at an annual rate, and shall be payable to Ursula Kafadar in the same manner and at the same time that payments of compensation are made to executives of OEA, unless otherwise agreed upon between OEA and Ursula Kafadar.

                  (c) If KAFADAR's Executive Employment and Executive Compensation are terminated pursuant to Section 7 hereunder at a time prior to KAFADAR attaining the age of sixty-five (65) and having given OEA thirty-three
(33) years of continuous service, KAFADAR's retirement compensation shall be as described in paragraph 6(a) hereinabove multiplied by a fraction the numerator of which shall be the years of service provided OEA by KAFADAR and the denominator of which shall be thirty-three (33).

                  (d) If KAFADAR's Executive Employment and Executive Compensation are terminated pursuant to Section 7 hereunder because of KAFADAR's physical or mental incapacity to perform the duties required of him, his retirement compensation shall be no less than that described in Paragraph 6(c) hereinabove, but shall be subject to negotiation with the Board of Directors of OEA toward a mutually acceptable arrangement.
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         7.       TERMINATION OF EXECUTIVE EMPLOYMENT BY OEA.

                  Anything herein to the contrary notwithstanding, the Board of Directors of OEA shall have the right or rights to terminate KAFADAR's Executive
Employment:

     (a) If KAFADAR shall become unable to perform the duties required of him hereunder due to any incapacity continuing for a period of six (6) consecutive months; or if KAFADAR shall fail to perform his duties faithfully, diligently and competently in accordance with this Agreement, OEA may, upon such written notice as the directors regard as suitable, terminate KAFADAR's Executive Employment and shall place him on Retirement, and he shall then be entitled to receive Retirement Compensation; or

                           (b)  For any reason, with or without cause or
justification, by giving KAFADAR written notice of such termination, and thereafter KAFADAR shall automatically be on Retirement and be entitled to receive Retirement Compensation.

         8.       ELECTION BY KAFADAR TO TERMINATE EXECUTIVE EMPLOYMENT.

                  KAFADAR may, at any time on or after he attains the age of sixty-five (65) years and has given OEA thirty-three (33) years of continuous service, elect to terminate his Executive Employment with OEA and begin his Retirement. Such election may be made by KAFADAR giving written notice thereof to the Board of Directors of OEA not less than six (6) months prior to the elective date of such Retirement, if requested, to permit the Board of Directors of OEA to locate and employ a suitable replacement for KAFADAR.

         9.       OTHER PLANS.

                  Nothing in this Agreement shall affect KAFADAR's right to participate in any stock option or stock purchase plan, or any group, life, health or accident insurance or other similar employees' benefit plans which may be adopted by OEA.

         10.      EXPENSES.

                  OEA shall pay or reimburse KAFADAR for all expenses incurred or paid in carrying out his duties hereunder, whether for travel, entertainment or otherwise.

         11.      WAIVER.

                  The failure of either party to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of either party with respect thereto shall continue in full force and effect.

         12.      NOTICES.

                  Any notice to be given to OEA hereunder shall be deemed sufficient if addressed to OEA in writing and delivered or mailed by registered mail to its office at 34501 East Quincy Avenue, Denver, Colorado 80210, or such other address as OEA may hereafter designate. Any notice to be given to KAFADAR hereunder shall be deemed sufficient if addressed to him in writing and delivered or mailed by registered mail to him at 9463 Pinyon Trail, Littleton, Colorado 80124, or such other address as KAFADAR may hereafter designate.

         13.      SUCCESSORS AND ASSIGNS.

                  This Agreement shall be binding upon any successor or successors of OEA.

         14.      ENTIRE AGREEMENT

                  This Agreement is the entire Agreement between OEA and KAFADAR on the subject of KAFADAR's executive employment and retirement.





         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and date first above written.
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O E A:                                OEA, INC.

ATTEST:


/s/ John E. Banko                     By:   /s/ Ahmed D. Kafadar
John E Banko, Secretary

(SEAL)

K A F A D A R:


                                      /s/ Charles B. Kafadar
                                      CHARLES B. KAFADAR